EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Feb. 20, 2025

Darling Ingredients Elects Soren Schroder to Board of Directors

IRVING, Texas, – Darling Ingredients Inc. (NYSE: DAR) today announced that it has elected Soren Schroder to its board as an independent director, effective immediately. Schroder will serve on the board’s compensation and audit committees.

“We are pleased to welcome Soren to our board of directors,” said Randall C. Stuewe, Chairman and CEO. “His extensive experience in operations, strategic leadership, financial management and corporate governance will be invaluable to Darling Ingredients. With his expertise, we are well positioned to navigate market complexities and drive long-term, strategic growth.”

Schroder served as the Chief Executive Officer and board member of Bunge Global SA, a global agribusiness and food company from 2013-2019, after serving in a variety of global agribusiness leadership roles at the company, including CEO of Bunge North America from 2010 to 2013, leading Bunge's business operations in the United States, Canada and Mexico. Prior to joining Bunge, Schroder worked for over 15 years at Continental Grain Company and Cargill, Incorporated.

About Darling Ingredients
A pioneer in circularity, Darling Ingredients Inc. (NYSE: DAR) takes material from the animal agriculture and food industries, and transforms them into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. The company operates over 260 facilities in more than 15 countries and processes about 15% of the world’s animal agricultural by-products, produces about 30% of the world’s collagen (both gelatin and hydrolyzed collagen), and is one of the largest producers of renewable energy. To learn more, visit darlingii.com. Follow us on LinkedIn.

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Darling Ingredients Contacts
Investors: Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com

Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com